Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Galectin Therapeutics, Inc. (the “Company”) of our report dated March 16, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting for the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Cherry Bekaert LLP
Cherry Bekaert LLP
Atlanta, Georgia
May 11, 2020